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                       EXHIBIT 11 - CORUS BANKSHARES, INC.
                       COMPUTATION OF NET INCOME PER SHARE

                                                             Three Months Ended
                                                                 March 31
(thousands, except per share amounts)                         2000      1999
                                                            -------   -------

Denominator for basic earnings per share - average
common shares outstanding                                    14,369    14,522
Dilutive common stock options                                    20       170
                                                            -------   -------
Denominator for diluted earnings per share                   14,389    14,692
                                                            =======   =======

Numerator: Net income attributable to common shares         $11,570   $10,378
                                                            =======   =======

Net income per share:
  Basic                                                     $  0.81   $  0.71
  Diluted                                                      0.80      0.71





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